Exhibit 99.1

BOSTON CAPITAL REIT AUTHORIZES DIVIDEND

Boston, August 29, 2007 — Boston Capital Real Estate Investment Trust, Inc. (the “Company”), announced today that the Company’s board of directors (the “Board”) authorized a distribution to its investors for September 2007 (the “Distribution”).  The Distribution is equivalent to an annual rate of six percent (6%) assuming the share was purchased for $10 and is expected to constitute a return of capital for tax purposes.

The Board authorized the Distribution in the amount of $0.00164384 per share, per day and pro-rated for the period of ownership.  The Distribution is authorized as of daily record dates throughout the month of September and will be aggregated and paid in cash on October 23, 2007.

The Company currently owns eleven properties across the United States and will continue to focus on its investment objectives of providing regular cash dividends to investors and secondarily, to achieve long term capital appreciation.

This release contains forward-looking statements relating to the business and financial outlook of the Company that are based on our current expectations, estimates, forecasts and projections, and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the risk factors sections contained in the Company’s recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other of the Company’s filings with the Securities and Exchange Commission. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

About Boston Capital, the Company’s Sponsor:

Boston Capital, headquartered in Boston, MA, is a private equity firm specializing in real estate and tax advantaged investments. As of January 2007, Boston Capital’s holdings included over 2,700 multifamily apartment properties in 48 states and the District of Columbia, constituting nearly 157,000 apartments with a development cost in excess of $11.5 billion. Boston Capital is the fourth largest owner/investor of apartment properties in the country and the 11th largest owner of real estate property in general.

For more information contact:

David Gasson
Vice President
Director of Corporate Communications
Boston Capital
One Boston Place
Boston, MA 02108-4406

(617) 624-8896
dgasson@bostoncapital.com